Exhibit 5.1
OPINION OF DIEDERIK EX
22 February 2010
James Hardie Industries SE
Strawinskylaan 3077
1077 ZX Amsterdam
Privileged
Ladies and Gentlemen,
I have examined the the Post-Effective Amendment to Registration Statement on Form S-8 (the “Registration Statement”) of James Hardie Industries SE, a european public company (societas europaea) under Dutch law (the “Company”), to be filed with the United States Securities and Exchange Commission (the “SEC”) in connection with the offering of up to 4,827,099 shares of the capital of the Company, having a nominal value of €0.59 per share (the “SE Shares”) to be issued under the Amended and Restated James Hardie Industries SE Long Term Incentive Plan 2006 (the “Plan”).
I have examined the originals, or photostatic or certified copies, of such records of the Company and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below.
For the purpose of the opinions expressed herein, I have assumed:
(i)	the genuineness of all signatures;

(ii)	the authenticity of all agreements, certificates, instruments, and other documents purporting to be originals;

(iii)	the conformity to the originals of all agreements, certificates, instruments and other documents purporting to be copies;

(iv)	that the Company has not been dissolved (ontbonden), merged (gefuseerd), split up (gesplitst), granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the 29 May 2000 Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (the “Insolvency Regulation”), listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time;

(v)	that the entering into the Plan and the transactions pursuant thereto by the Company is in furtherance of its corporate objects as meant in section 2:7 of the Dutch Civil Code;

(vi)	the SE Shares to be issued will be newly issued shares;

(vii)	the nominal amount of the SE Shares and any agreed share premium will have been validly paid;

(viii)	the SE Shares will be issued in registered form and in accordance with the requirements of the articles of association (statuten) of the Company (the “Articles”) and will be validly accepted by the subscribers for them;

(ix)	the Company’s authorised share capital will at the time of issue be sufficient to allow for the issue of the SE Shares; and

(x)	the SE Shares will be offered, issued and accepted by the subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law and including, the Act on Financial Supervision (Wet op het financieel toezicht)).

Based upon the foregoing and subject to the qualifications and limitations stated hereinafter, I am of the opinion that on the date hereof:
Share capital
When issued, the SE Shares will be validly issued, fully paid up and non-assessable.
This opinion is subject to the following qualifications:
a.	The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio Pauliana), reorganisation, suspension of payments (surseance van betaling) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights (including but not limited to the laws that apply pursuant to the Insolvency Regulation).

b.	The validity of the Plan and the transactions pursuant thereto may be affected by the ultra vires provisions of section 2:7 of the Dutch Civil Code. These provisions give legal entities the right to invoke the nullity of a transaction if such transaction entered into by such entity cannot serve to realise the objects of such entity and the other parties to such transaction knew, or without independent investigation, should have known, that such objects and purposes have been exceeded. All circumstances relevant in determining corporate benefit should be taken into account, including the wording of the objects clause of the Articles and the level of (direct or indirect) benefit derived by the legal entity.
I express no opinion on any law other than Dutch law (unpublished case law not included) as it currently stands. I express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or regulations of general application) unless it concerns EU Regulations (Verordeningen) in effect in the Netherlands on the date of the opinion). In this opinion letter I express no opinion on tax law and on the business merits of the transaction contemplated by the Plan, on financial assistance rules or on anti-trust law. I do not express an opinion on the enforceability or validity of the Plan.
In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising thereunder will be governed by Dutch law and be brought exclusively before the competent court in Amsterdam, the Netherlands. This opinion letter is issued by me only; natural persons that are involved in the services provided by or on behalf of the Company cannot be held liable in any manner whatsoever. This opinion letter may only be relied upon under the express condition that any liability of mine is limited to the amount paid out under my professional liability insurance policies.
This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any of the above documents or any other document examined in connection with this opinion letter except as expressly confirmed herein.
This opinion letter is addressed to the Company and may only be relied upon by the Company in connection with the Registration Statement, and may not be relied upon by any other person, firm, company, or institution without our prior written consent. It is not to be quoted or referred to in any public document or filed with anyone without my written consent except that it may be filed with the SEC as an exhibit to the Registration Statement. My consent for that reference and filing is not required under Section 7 of the United States Securities Act of 1933, as amended.
Yours faithfully,
/s/ Diederik Ex